Exhibit (g)(8)

SCHEDULE A-1

as of March 2013

PART III

NORTH CAROLINA CAPITAL MANAGEMENT TRUST

Cash Portfolio

Term Portfolio

By: /s/ John R. Hebble Name: John R. Hebble Title: Treasurer